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                                                                     EXHIBIT 8.2


                          [VINSON & ELKINS LETTERHEAD]

                                 June 8, 1999


Capstar Broadcasting Corporation
600 Congress Avenue, Suite 1400
Austin, Texas 78701

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of CMC Merger Sub, Inc. ("Merger Sub"), a direct, wholly owned subsidiary of Chancellor Media Corporation ("Chancellor"), with and into Capstar Broadcasting Corporation ("Capstar") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of April 29, 1999 (the "Merger Agreement") among Chancellor, Merger Sub, Capstar and CBC Acquisition Company, Inc. Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

     In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4, as filed by Chancellor with the Securities Exchange Commission on June 8, 1999 with respect to the Merger, (iii) the Amended and Restated Voting Agreement dated as of April 29, 1999, among Chancellor, Thomas O. Hicks, R. Steven Hicks and Capstar Broadcasting Partners, L.P., and (iv) the tax certificates dated the date hereof provided to us by Chancellor, Capstar and certain shareholders of Capstar. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.

     On the basis of the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of Chancellor, Merger Sub and Capstar will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:



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Capstar Broadcasting Corporation
June 8, 1999
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          (a) no gain or loss will be recognized by holders of Capstar Common
     Stock as a result of the exchange of such shares for shares of Chancellor Common Stock pursuant to the Merger, except that gain or loss, if any, will be recognized on the receipt of cash in lieu of fractional shares of Chancellor Common Stock. A holder of Capstar Common Stock who receives cash in lieu of a fractional share interest in Chancellor Common Stock will be treated as having received such fractional share interest from Chancellor in the Merger. The cash received by such shareholder in lieu of the fractional share interest in Chancellor Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized measured by the difference between the amount of cash received and the portion of the basis of the shares of Chancellor Common Stock allocable to such fractional share interest; and

          (b) cash received by a holder of Class B or Class C Capstar Common Stock as a result of an exercise of dissenters' rights of appraisal will be treated as having been received by such shareholder as a distribution in redemption of such stock. Such holder will recognize gain or loss measured by the difference between the amount of such cash received and the tax basis of the Class B or Class C Capstar Common Stock redeemed.

     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

     No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of Capstar Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.


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Capstar Broadcasting Corporation
June 8, 1999
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We hereby consent to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,



                                             /s/ Vinson & Elkins L.L.P.



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